Event ID: 1066884
Event Name: Quanta Capital Holdings Inc. Investor Day
Event Date: 2005-05-26T18:00:00 UTC

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C: Sabrena Tufts;Quanta Capital Holdings Ltd.;VP Corporate Communications
C: Tobey Russ;Quanta Capital Holdings Ltd.;President & CEO
C: Deirdre Littlefield;Quanta Capital Holdings Ltd.;Specialty Insurance,
Marine/Aviation Reinsurance
C: Rick Pagnani;Quanta Capital Holdings Ltd.;Specialty Reinsurance
C: Jim Olivo;Quanta Capital Holdings Ltd.;Structured Products & Programs

Sabrena Tufts: I'm Sabrena Tufts, Quanta's Vice President of Corporate
Communications. Thank you for joining us this afternoon for our first Investor
Day. I want to point out that this is going to be webcast live. For those of us joining the webcast, the presentation to accompany the briefing today can be accessed on the website. A replay of the presentation is also available until
June 2 at the conclusion of the presentation today. The toll-free number to access that is 888-286-8010; the international number is 617-801-6888. The pass code to be used for both dial-in numbers is 73024414.

Before we begin I would like to note that this presentation contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our estimates and assumptions, and are subject to a number of risks, uncertainties, and other factors beyond the Company's control, which may cause material differences in actual results. These risks factors are detailed in Quanta's annual report on Form 10-K, which has been filed with the
SEC. I would now like to introduce Tobey Russ, Quanta's Chief Executive Officer and our first speaker this afternoon.

Tobey Russ: Thank you, Sabrena. The first thing I would like to do is to thank
JP Morgan for providing us with this terrific facility. We very much appreciate that. I would like to welcome all of you here today, and I thank you for taking the time to come and see us in person. And I would like to thank those on the webcast for joining us with an interest in finding out more about Quanta.

I just want take a minute before we begin to talk a little bit about how we structured the day, as well as to introduce the people who are going to be up here with me, and some of which are going to speak to specific businesses that we engage in.

The first and foremost, Deirdre Littlefield. Deirdre is responsible for the
Company's specialty insurance business, as well as our marine and aviation reinsurance business. Sitting next to Deirdre is Rick Pagnani, and Rick is responsible for the Company's specialty reinsurance business. Next to Rick is
Jim Olivo. Jim Olivo is responsible for the Company's structured products and programs business. Next to Jim is John, John Brittain, the Company's CFO. And
next to John is Gary Wang, the Company's Chief Risk Officer.

Our objectives this afternoon are first and foremost to provide better insight into the Company and the development of the Company. Sometimes it is hard for me to believe we are only an 18-month-old Company, but a lot has been accomplished in these first 18 months. We think it is time, especially after the earnings call for the first quarter, to provide all of you with much greater insight into the Company itself, its development, its strategy, and ultimately to answer a number of questions that were raised, emanating out of that call and in subsequent conversations after the call.

We want to take the opportunity to reaffirm the Company's strategy. The underlying message here is going to be that the Company's strategy has not changed. We will go through that in some detail. We want to review the businesses of Quanta, and that will be done by the business heads as well, to give you an opportunity to be exposed to them, and them a chance to talk in a little bit more detail than perhaps we have done in the past about each of their businesses.

We want to address the very specific questions that either came up on our earnings call in the first quarter or that came up in subsequent conversation.
There is a theme associated with the questions that have been asked, and I think it is time for us to provide, as I said, much greater insight into the business, as well as to try to address, as specifically and as objectively and as openly as possible, the questions that you all have about Quanta and its development.

Finally we are going to discuss guidance, and we are going to give some very specific guidance through the balance of 2005. Then in the end we will open the whole thing up to questions and answers. I am going to ask that we reserve the questions for the end; and that will probably help with the efficiency of getting through the material. Then hopefully we'll get to all of your questions when we are done.

I would like to just start by reminding everybody why we are so excited about being in this industry. Our excitement for being here has not changed one iota, despite the fact that we live in a dynamic marketplace and there are constant changes taking place around us. One of the things that gives us great encouragement is this is a $700 billion industry, the property casualty insurance industry. There is a lot of room inside this industry for a new company like Quanta. The industry has many, many niches in it where we believe there are terrific opportunities for returns, especially for a company that is very technically oriented, exhibits a great degree of financial rigor in its decision-making. Where because of the nature of the industry a lot of the major players either ignore, or because they have, quote unquote, gone back to their core competencies have created vacuums where a company like Quanta can step in to a very deep marketplace and achieve superior return.

Capital destruction continues in this industry on a wide range of fronts along with downgrades that have further created opportunities for a company like
Quanta to step in. Many of the P&C companies with which we compete with are still faced or plagued with a variety of different issues. Legacy liabilities continue to be a theme. Poor financial management. What we call the experiential underwriting approach, which I'll talk more

about in a minute as we get into this presentation. And the poor alignment of interest between underwriter and investor we think creates terrific opportunities for us to improve on all those fronts and ultimately produce superior returns.

And then finally as you have been reading about in the papers everyday, the increased scrutiny by regulators and on the legal front of many of the P&C companies if nothing else has created a significant amount of distraction and dislocation, where opportunities for Quanta have been created.

In terms of our strategy, as I said, our strategy has not changed at all. We are well positioned to capture what we think is one of the most attractive shares of the property casualty marketplace, the real specialty focused niches that I mentioned earlier. Critical to that is a prudent capital structure. Too much capital in this industry has always been the death knell to underwriting profitability. It is though, as you can imagine, a dual-edged sword. Not enough capital and you can't take advantage of the opportunities before you or you're not perceived as credible.

We have spent a lot of time trying to strike what we believe to be the right balance between the sufficient amount of capital to be treated credibly, and at the same time not too much capital to encourage growth, unprecedented growth or growth that forces you to make poor underwriting decisions.

Getting the right rating has been critical to that process. As you know, we maintain an A- excellent rating from A.M. Best, and that is a very important part of our approach to capital structure.

Innovative incentive plan. This strikes at the heart of aligning the interest between underwriter and investor, and we are going to talk more about that.
Because since we capitalized the Company we have implemented not only on the cash compensation side but also the equity side what we think to be one of the best incentive structures in the industry today. Then finally a technical underwriting approach. Easy to say, hard to operationalize. We are going to talk more about what we mean by that as we get into this.

The way I would like to try to get across where we are relative to our strategy is to talk about the execution of that strategy. What have we done since we capitalized the Company, where this was simply an idea to how we have gone about the process of operationalizing or executing the strategy?

First as most of you know, it was our intent to develop a specialty line insurance business. That is not something you can do overnight. We knew before we capitalized the Company that in order to set up a specialty lines insurance company there was a number of things that we would have to accomplish before we could put our capital to work. We live in a highly-regulated environment in the insurance world, especially here in the United States; and in order to that we not only had to acquire the right legal entities but we had to get them licensed and/or admitted and approved in almost 50 states around the country. That is a time-consuming and very labor-intensive process.

The U.S., though, was only part of our initiative. Europe was also critical to the development of our specialty lines strategy. While perhaps we have a more efficient regulatory system in Europe, which allowed us to get a license in
Dublin to access the EU, we had another part of our European strategy that was at least, if not more, important than our underwriting office in Dublin. That was setting up a syndicate at Lloyd's so that we could benefit by what we believe to be the largest specialty insurance market in the world.

So the specialty insurance business takes a long time with which to get established, not only just in terms of hiring the people, establishing the legal entities, getting the regulatory approval, filing your rates and forms, filing your pricing plans, and getting traction in a direct marketplace in the brokerage community. As a result we knew that we could not put all of our capital to work at an attractive rate in 2004. So our stated objective was to produce approximately 40% of our total premiums in 2004 in specialty insurance and 60% in reinsurance.

You may recall that when we capitalized the company in 2003 reinsurance rates were still at very attractive levels. It's a much less regulated environment. We had an excellent Bermuda-based team of reinsurance people who take a very technical approach at underwriting the underwriter. We felt, given the opportunities that exist in that marketplace and the team that we had in place that we could put a significant portion of our capital to work in 2004 at very attractive returns, while we were building the specialty lines insurance business.

We think that was the right strategy. We had very attractive expected returns in reinsurance in 2004. But we all know that is not what occurred at the end of the day, given the unprecedented number of storms that we experienced in the property and property casualty area, which we will talk more about as we get deeper into this presentation.

Having said what our strategy was for 2004, it is also important to know where and how we expected to transition the business from predominantly a reinsurance business to a specialty insurance business. Our stated objective was to transition from 60% reinsurance in 2004 to 60% insurance, specialty insurance, in 2005. We are very much on track with that objective. 2004 almost exactly to the percentage we produced 60% in reinsurance; and in 2005 we believe that we will produce approximately 60% of our total business in the specialty insurance area and 40% in reinsurance.

Our long-term goal is to be between 65 and 75% specialty insurance. This will obviously fluctuate from period to period depending on what state the market may be in and the opportunities that we see before us. But that this gives you a sense of what our long-term goal is.

That being said, a critical part of Quanta's makeup, its culture, and its strategy was to make its decision using a very rigorous financial framework. As many of you know, we

allocate capital to every line of business that we engage in. We will not allocate capital to businesses where we believe the risk-adjusted returns are not greater than 20% on an NPV basis after-tax; and we adhere to that very strongly.

We monitor pricing in the market on a regular basis. Our goal in terms of monitoring pricing is to do this in real-time. What we mean by real-time is similar to the way in which you might mark your portfolio to market at the end of every day. We expect that ultimately we will be in a position to close out the day's activities and see where the Company is relative to the business it put on that day and the risk-adjusted returns associated with that business, using expected losses and the capital allocated to it, so that we get an understanding as to whether or not the business we are doing is meeting the threshold that we have laid out.

It is also important from a trend analysis standpoint, because we think that having real-time risk management and financial management capabilities is a critical strategic advantage for the Company. If we can see how businesses are performing and ultimately trending over time, we have the opportunity to redistribute capital within our portfolio. We will rebalance our portfolio, so to speak, to take advantage of where the opportunities are the greatest for us and where trends would suggest that we need to be more selective in that business and write less business.

The best example I can give you of this was what we did in the first and second quarter of last year in professional liability, where we had an expectation of very high rates going forward, and we all know that that is not what occurred.
We were very public about pulling capital from that business and redeploying it in other parts of the Company, in order to take advantage of opportunities we had, while not encouraging or suggesting that the professional liability business grow in a marketplace where the returns would clearly not be what we expected. Deirdre will touch more on this during her presentation.

Alignment of interest. We can't say enough about this subject. We would argue that for the most part in the property and casualty insurance sector the alignment of interest is deplorable (ph). You don't have to look beyond the last five years of restated losses to get a sense of just how far out of line the interests truly are. We believe that underwriters should be paid based on actual results, not on a loss estimate that ultimately varies with the kind of volatility we have seen over the last five years.

We also believe that underwriters should be paid only after they produce an adequate return for the investors in the Company. So without going through our incentive structure in detail, there are a couple of critical points I would like to highlight. First, no incentive pool in a business is created within
Quanta until the risk-adjusted NPV returns on the capital allocated to that business exceed 12%. To put that in perspective, I think many of you know that the returns we believe in this industry over the last 20 years are something like 6.5%.

So we hold our underwriting staff to a very high standard. If they produce a 12%
return on capital allocated to business, they get no incentive pool. This is done on a business by

business basis. For every dollar after 12%, the business shares in the profit
30% without a cap. And it is critical, that last statement -- without a cap. We believe that if the underwriters achieve a superior level of returns, then they should receive a superior level of compensation, but not below.

I don't believe any one of our investors will hold a grudge against us if an underwriter on our staff is getting paid two times the industry average when our returns are north of the thresholds that we put forward. That is one of the ways in which we have been able to attract and keep such a talented group of people.

We have done very much the same thing on the equity side. The way in which we allocate options is very performance-based. It is not based on position, longevity, or conjecture about what contribution you may make in the future. It is very performance-based, and it includes two elements, not only options also performance shares, which are driven off the actual performance of the Company, not from an NPV standpoint but from a GAAP risk-adjusted or return on book equity standpoint.

So we have taken, we believe, an incentive plan to drive behavior into everybody within Quanta who has the ability to impact returns to our investors. We have made it a part of the culture where, instead of the management being punitive and taking capital away from an underwriter or an underwriting group when we don't believe the rating environment is worthy of continued investment, it literally works the other way. Because they are paid on risk-adjusted returns on allocated capital, the businesses are encouraged actually to look at their environment and to shed the capital if rates begin to drop below a certain level.

The reason they want to shed that capital is because they don't want to put it to work in an environment where the returns are going to drop below what our thresholds are, because then they don't get paid. If they do put it to work, it will ultimately come out in the loss ratio; and their pool will be adjusted accordingly, because we don't pay out the incentive pool at the end of a fiscal year. We pay it out over time. We pay it out over four years. We pay 25% out at the end of one fiscal year, and then the balance is paid out in 25% increments in the three successive years. And that pool is adjusted based on actual loss experience up or down through that four-year period.

That is very, very unique in this industry and we think a critical factor in driving a commitment to excellence, a commitment to underwriting, and an attention not only to the loss line but an attention to the expense line.
Because everybody in those underwriting units as well as on the corporate staff realizes that every dollar that is wasted, $0.30 is coming right out of their pocket after 12%.

Operationalizing underwriting discipline. This gets back to a comment I made at the very beginning, what I have referred to as experiential underwriting. The property casualty insurance industry is plagued by a practice that I have dubbed experiential. Meaning if you are an underwriter in this business, in most lines of business, there is not an automated underwriting process. Nor is there typically an automated pricing model.

There is not an ability to audit what is going on. Nor is there much consistency between underwriter to underwriter, office to office, and geography to geography. It sort of works on the lines that you are a smart person, you have been involved in that business for a lot of years, you know what you are doing, you know it when you see it, and you underwrite it accordingly.

Well, anybody who has ever audited an underwriting file at any major multi-line insurance company knows what I'm talking about. Very hard to determine how those decisions were made, why they were made, what variables were used, how they were weighted, and how that drove pricing, (ph) prices. So it is impossible to actually build on your experience. Other than using the sheer loss data, which is not, as everybody knows, a great predictor of the future, it is very hard to build on your experience.

So when I hear other companies talking about underwriting discipline, the question that comes to mind, because everyone says they are disciplined in this business, is how do you make discipline a reality? How do you operationalize discipline in your company? How do you make it happen at the underwriting level and not just be lip service at the end of the day?

We as a Company spend an enormous amount of time on this subject. We want every person in the Company to know exactly what we mean when we talk about operationalizing underwriting discipline. It starts, as I mentioned, with allocating capital to the business, holding it to a risk-adjusted return, but it also necessitates automating the process. It means having consistency across the board through an automated platform where every underwriter who is in a line of business is addressing the same set of variables, is asked the same set of questions, and that that automation reflects all of the brainpower and the gray matter and the intellectual property that exists in our underwriting team and in the industry.

Operationalizing that process, making it automated, in other words taking the intellectual property and putting it resident inside an automated system, is a critical part of your ability to not only say you know what it is you're doing, you can actually prove what it is you are doing, because you can audit against
it. We can go back, and ultimately our goal is to be in a position to go back, to look at any decision that was ever made in the Company and understand exactly what the thought process was, what the variables were used, how they were weighted, and how that affected the pricing decision in that particular case.

But more importantly, it is the foundation for building a better mousetrap. If you're going to improve your risk selection and your risk pricing capability, you cannot afford not to do this. Because it is the foundation of testing against improvements in variables. I don't think there's a company out there that could say they have a lock on understanding things like directors and officers' liability. We will talk more about this later in the day, but we are going to spend a considerable amount of time and effort and resource at looking at each of the underwriting lines that we engage in, as well as some new ones, and look for ways of unlocking better capabilities to assessing risk and pricing risk.

The development of our risk consulting business in some respects is an offshoot to this, because again -- and a key differentiator we think for the Company --
most risk assessment capabilities within an insurance company are cost centers.
We have two big problems with that. One, we don't like cost centers. We would rather they be profit centers. But two, when they are cost centers you don't often get what we think are the most talented people in the industry. You tend to get people who like working in cost centers.

So in order to turn this on its head, the consulting business for Quanta ideally has two roles. Its first role is to support the underwriting that we are engaged
in. The best example we can give you with this is the acquisition we made
Environmental Strategies Corporation, which is one of the foremost experts in the environmental remediation business and has been for almost 20 years.
Environmental Strategies works closely with our underwriting team to assess, and price, and ultimately to remediate risks we assume. It gives us an enormous competitive advantage. We have deep skill sets in that area of the market; I would argue better and deeper than anyone. And it's a model that we want to build on.

So in that example it not only serves a function in terms of providing expertise to the underwriters, but it also is a third-party consultant and gets paid a fee-for-service and makes a profit every day. So that model is a model that we like, one that we expect to build on, and not only just in the underwriting part of the equation but also in the claims side. We just hired the person that is going to head up this area of our business, Mark Cloutier. You'll know and hear more about this in the months and weeks ahead.

Then finally -- and I have touched on this already but I have not touched on the name -- the Office of Strategic Innovation. Many of you know Michael Murphy, the
Deputy Chairman of the Company. Michael and I worked together along with a number of others to put Quanta together. Michael has just assumed, I am very pleased to say, the responsibility for the development of OSI. What OSI is, is a specific and dedicated commitment to improving the underwriting process and the process of risk selection.

We happen to be lucky enough to have a guy on our Board named Nigel Morris, who was one of the cofounders of Capital One. For those of you who aren't familiar with Capital One, it's a great case study, in a company that did in a different industry exactly what we're trying to do here. It took niches within niches and through better information, better process, better data, better analysis produced a very, very significant return for its shareholders over the last decade. Nigel Morris believes, and as a consequence we believe, that the only real way to make meaningful progress in this area is to have a dedicated effort towards improving the underwriting process.

Michael is responsible now for pulling that together, where we want to be in a position for delivering the right product to the right customer at the right time. That involves not only enhancing the risk assessment process, but it also involves the creation of new

products and the development of new underwriting tools and new data sources that will improve our results in the long term.

So that is really the guts of the Company's strategy, the execution of its strategy. I wanted to just for grounding purposes put everyone on the same page relative to the first 18 months of results. I want to bring your attention to a couple of broad themes. First, the results we've experienced over the last 18 months are not what any of us had hoped for. But I wanted to dispel any notion right away that those results reflect any change in the Company's strategy. They do not. The Company has not changed its strategy.

What has occurred is the results that we expected have been overshadowed by the unprecedented losses we experienced in 2004, primarily due to the significant windstorms that we incurred in the third quarter and then adjusted again in the fourth quarter of last year. Said differently, it delayed our ability to produce the returns that we expected to produce by now. We will talk more about that when we get into the guidance section.

Having said that, I want to bring your attention to a couple of important themes, because they transcend into many of the things that we are going to talk about. First, I want you to take a look at the written -- if you can see this; I believe you can -- the written premium line, and the difference between the written premium line and the earned premium line. They are considerable. As they started very, very high; that differential was over 300%. While they have tapered down quarter-to-quarter, in the first quarter of 2005 that differential was still 56%. That differential drives a lot of issues, and as a result a lot of questions that we heard coming out of the first-quarter earnings call. The most important of which is the expense issue.

To try to calculate an expense ratio, which is a typical ratio in this industry, off of earned premium when you have got differential of 56% is kind of nutty.
Because a lot of your expenses are keyed off your ability and the infrastructure and the acquisition costs associated with the written premium. So while expense ratio works well for a mature company, it does not work so well for an
18-month-old Company. So I would argue it is not a great basis for comparison.

So one thing to pay attention to is the gap between written and earned. It's the earned at the end of the day that drives our profit. It is important to write it, because if you don't write it you can't earn it. One of the upsides, if you will, to writing it, even with the delayed earnings pattern, is the unearned premium reserve. While that number is not on this page, the unearned premium reserve for Quanta at the end of the first quarter of this year was a little over $300 million. I think $309 million gross and $252 million net.

That means there's $252 million in the unearned premium reserve that will ultimately come into revenue and ultimately come into Quanta's bottom line that is not yet reflected in our GAAP net income results. Relative to our size, that is a considerable number.

The other thing I want to bring your attention to is the growth of the Company's portfolio leverage. In other words the difference between our invested assets and booked equity. When you start a company that is a one-to-one ratio. But as you can see from these numbers in terms of the investment income line, that number has grown from just a little over one-to-one in the first quarter of 2004 to over 1.6 to 1 in 2005, the first quarter of 2005. That is considerable portfolio leverage growth in a relatively short period time.

What is important about that is the contribution that our investment portfolio is making to the Company's total return has grown every quarter and is becoming now quite a significant contributor to the Company's total results. And the trend is continuing in that direction.

Finally the ratios themselves that we show on the bottom of the page, you can't help but notice a fair amount of volatility in those ratios. The volatility associated with our business is largely attributable, but not solely attributable, to the fact that we are an 18-month-old Company. Any blip either on the loss side or the expense side creates a significant deviation in an expected loss ratio or an expense ratio. That is because the earned premium has been so low relative to the written side of the creation. So we have by nature of the beast a lot of volatility in our ratios, which we expect will dampen over time.

Those were the critical things that I wanted to bring your attention to here, and they will tailor into other themes we're going to get into, as I said, in a bit. But I would like to stop here and begin the business presentation. We are going to cover the specialty insurance business, the reinsurance business, as well as structured products and programs business. First, I would like to ask
Deirdre Littlefield to come up and cover specialty insurance. Thank you.

Deirdre Littlefield: Thank you, Tobey. Good afternoon, ladies and gentlemen. It is really a pleasure to have the opportunity to review our specialty insurance strategy and operations with you this afternoon. Specialty insurance business at
Quanta includes our specialty insurance as well as our Lloyd's reporting segment in our SEC filings.

Specialty insurance focuses on a small percentage of a highly technical market.
Said another way, we are niche players in a niche market. We serve a market which demands expert proficiency in underwriting and risk management. To meet this demand, our portfolio is managed by underwriting teams who price and managed complex risks with their knowledge and expertise of the products we specialize in, aided by sophisticated rating and pricing tools.

Our specialty insurance underwriting teams include not only underwriters but actuaries, legal experts, and claims management experts. In addition, we provide further collaborations between specialty insurance and the structured insurance and programs group headed by Jim Olivo to provide solutions to meet our clients'
needs. This has really proven I think to be a very strong collaboration and successful working partnership. We work together really between the insurance and Jim's units, and you will hear more about

it in specifics from Jim. But we work together really on a daily basis to develop client solutions.

I think one of the real advantages here is it really plays into what Tobey has been talking about, and that is that we really do award and encourage collaboration and working together. I have been in the insurance business for 30 years, and while I often hear that people will be rewarded for collaboration, most of my experience has been basically turf wars and silos. So we do not have that at all at Quanta, and my experience thus far has really been remarkable, and I think benefits our clients very well.

U.S., UK, Bermuda, Ireland, and Lloyd's teams are organized by line of business.
To date we have premium writings in the classes of business listed; professional liability, environmental, fidelity, surety, technical risk, and trade credit.

We believe that Specialty Lines have high barriers to entry due to the difficulty in acquiring expertise and the experience needed to underwrite these lines of business successfully. I am pleased to report that we have teams in each line of business who possess the necessary expertise and experience to successfully produce, underwrite, and manage these Specialty Lines.

Pricing pressure and volatility in Specialty Lines are less sensitive than in traditional insurance lines because of the advanced risk assessment and/or loss control techniques used in Specialty Lines. Here again we're in a strong position with sophisticated assessment practices and pricing tools, as well as an in-house expertise and loss control techniques available through
Environmental Strategies Consulting, a Quanta company that provides full-service consulting, risk management, and engineering facilities through a staff of over
90 engineers who hold advanced engineering degrees in earth sciences, chemistry, fire protection, industrial hygiene, just to name a few. Risk assessment and loss control are areas that we will continue to focus in and develop because we feel that they are so important.

We focus on specialty products that require disciplined underwriting because we believe these lines historically demonstrate above-average returns to our shareholders. We are focusing on maintaining and enhancing strong broker market relationships, utilizing and marketing our philosophy and our expertise. The broker market has been focused on regulatory activities certainly in recent months and has not paid full attention to its specialty markets or specialty customers. We believe that the changes in the broker market as a result of the
Spitzer investigation will be advantageous to us in the future, providing us with a more level playing field.

For those of you who don't have access to the next slide I'm putting up, it's a pie chart providing you a visual representation of the lines of business, and the relative size of each, of the lines we anticipate writing in 2005 on a global basis for insurance and insurance programs.

These lines of business, again for those of you who don't have the graph, are trade credit and political risk; professional liability' fidelity and crime;
environmental; surety; technical risk property; the lines of business associated with the HBW program which Jim Olivo will discuss with you in more detail later, but those are warranty, builders' risk, and contractors' general liability. We also have indicated here two lines of business, specie and fine arts, and marine insurance, that we anticipate launching in Lloyd's later this year.

I would now like to spend some time going over each of the product lines within
Quanta's specialty insurance operations. In the professional liability area, we offer a diverse portfolio of specialized D&O and E&O products, including financial institutions D&O and E&O; A-side independent directors; commercial
D&O; A-side D&O; private equity; lawyers and accountants errors and omissions; technology errors and omissions; architects and engineers E&O;
and miscellaneous professional liability.

We have a highly experienced staff in this line of business. The leader of our business unit head in the United States has over 20 years of experience in these lines, and he is supported by a team of underwriters, claims experts, lawyers, and actuaries -- I almost forgot our actuaries -- who average over 10 years of experience in these lines of business. We have a similarly qualified team in
Europe.

As you may recall and Tobey also just mentioned, because we saw significant deterioration in pricing discipline in the U.S. D&O market in 2004, we reduced our top-line expectations, reallocated capital, and reduced our expense platform. I think this is a very solid example of Quanta's philosophy of not chasing a market down, but rather maintaining a high level of discipline. These actions have served as well in 2005, and we are off to a good start.

In terms of a market forecast or outlook, we believe that the D&O market in --
the professional liability market in most of the areas is stable with the exception of the commercial D&O. Again that is an area where we have deemphasized our writing, so (indiscernible) scaled back.

We are highly selective in terms of the lines of business that we write and the accounts that we write. All of our underwriters are required to employ fairly technical rating tools on every account that they look at. One way you can get an indication of the amount of business that we are writing or our success ratio is by looking at our quote to bind ratio. Historically in the professional liability area at Quanta that has been in the mid-20s.

On the environmental side, we offer a full range of specialty environmental insurance products on both the primary and excess basis, remediation cost caps, environmental site protection, and contractors' site protection. Here again we have a very highly experienced underwriting staff, head by -- the head of our team has 19 years experience. He also is supported by a group of underwriters, claims, actuarial, and legal experts who have an average of 12 years combined.
Not combined, together.

We also have the benefit of the enormous depth and breadth of experience from an engineering standpoint of the ESC, which Tobey described to you a little bit earlier. That is an operation that has been up and running for over 20 years and it is highly regarded in the marketplace. It gives us a tremendous competitive advantage.

Business flow of environmental lines is not evenly spread by quarter. The business is lumpy, particularly for a new company. The average duration of the portfolio earnings in these lines is actually greater than four years. Our long-term focus is to increase writing in environmental site protection and other shorter-term policies; and that will benefit our earnings pattern. We see the environmental market going forward as stable. Here again we have sophisticated pricing and modeling tools and are highly selective in terms of the business that we go after and the business that we quote. Our quote to bind ratio in this line is in the mid-20s.

Fidelity, our portfolio here includes commercial crime, computer art crime, unauthorized trading, and financial fidelity. Our focus in the U.S. market in this line of business is on the Fortune 500 account. Our business unit head has over 30 years experience with current and potential clients in this niche.
Supporting him is a team of individuals who average 17.5 years of experience;
and again we have similar qualifications in our teams in Europe.

Fidelity, and I will get to surety in a minute, but both of these lines have heavy regulatory approval processes and hurdles. These really needed to be addressed in 2003 and 2004. But I am pleased to report that we are now in a position to be able to write on an admitted basis in 36 states, and have the ability also to issue ERISA bonds, which is necessary in this line of business.

The line of business remains stable in terms of pricing and terms and conditions; and we are gaining traction in this marketplace. The quote to bind ratio in this line of business is slightly higher than the others, and that is a good thing. I should have mentioned that in the other lines we are looking to increase obviously the quote to bind ratio. The way to do that is to continue to educate our producer force on exactly the types of business that we are looking for. In this line, because it is a very small slice of the market, because we are looking at Fortune 500, and have a fairly highly developed and dedicated production force, our quote to bind ratio is in the low 40s.

In the surety area that products are offered are commercial surety, which is where our focus is, and contract surety. Again the team enjoys extensive expertise, 19 years for the business unit head in this area and an average of 12 years for the team that supports him. We believe that we provide a high level of service and efficiency from our centralized location, as compared to our competitors, for example Travelers, Safeco, Zurich, Liberty, Ace, who operate out of vast branch networks scattered throughout the United States.

We now have the ability to write on an admitted basis in 42 states. We also believe that there is capacity shortage which exists in certain sub segments of this marketplace, and these are exactly the sub segments where we have significant expertise. We believe that

we are the only significant new insurance company providing commercial surety capacity since 2003.

General commercial surety pricing and terms remain firm, particularly going forward. We believe they will remain firm particularly for the subsections that we serve, the Fortune 2000, the high-end middle market, and several underserved niches. Again we have state-of-the-art pricing tools that are employed by our entire underwriting staff. Our quote to bind ratio in this line of business is in the low teens.

The newest addition to our product offering that came about in the fourth quarter of 2004 is our technical risk property line. This focuses on areas where we have technical underwriting depth and risk assessment capabilities, including builders' risk, technical property, energy, and other either high hazard or highly protected occupancies and risks. We feel that we bring a unique approach to this marketplace.

We have on staff a team of degreed engineers, who also have extensive experience on both the primary underwriting side as well as the reinsurance underwriting side. This is unique in the marketplace; and it's actually difficult to find individuals that have both of those skill sets, so we have been very fortunate in attracting a very strong team there. We are developing international capabilities through Quanta Europe.

The property marketplace including builders' risk has declined on average about
8 to 15% overall. However risks which require a high level of technical expertise, which is obviously the areas that we're focusing in on, have seen less deterioration and are still above our pricing guidelines.

Quote to bind area in this line of business has been running at about 37%; and
that is a good ratio. We have one particular agent who has been very good at prescreening business for us based on our guidelines and qualifications, so they actually only bring us business to underwrite that they are pretty comfortable with meet our guidelines and pricing.

Before introducing the President of our Property Casualty Specialty Reinsurance
operation, I did want to just mention again -- Tobey had said this -- but I will return to the podium to provide you with an overview of our marine and aviation reinsurance operations. Marion and aviation reinsurance also reports to me, as I have 30 years of experience in this. I know you're all looking at me thinking she's way too young, but I have 30 years of experience in these lines of business, so you will be seeing me again.

Now I would like to introduce Rick Pagnani, President of Quanta's Specialty
Property and Casualty Reinsurance operations. Thank you.

Rick Pagnani: Good afternoon, everyone. I'd like to thank you for the opportunity to give you a brief overview on the P&C reinsurance division. The division is comprised of 24 individuals, professionals based in Bermuda and in
New York. We all have a common pedigree, having worked together over the past 10 to 20 years at places such a Swiss Re,

Gen Re, ZRC, Partner Re. I think the fact that we have worked together with a common view, common vision of the marketplace, common approach, put us in good stead in 2004, where we were able to fully deploy all of the risk (ph) capital allocated to us in that year. It is the reason why we are on track to do the same in 2005.

Operating leverage is a central tenet for the division. We try to derive maximum value for each one of our employees. The numbers bear that out again; 24 employees relative to what our contribution is. We are fleet of foot and we are opportunistic in our approach.

We are also multidisciplinary in terms of underwriting. Actuarial and underwriting is involved with every one of our decisions, as well as claims and legal where appropriate. We take a highly analytical approach as is evidenced by the high ratio of actuaries to underwriters that we have. It is presently at 1 to 1. I believe that to be probably the highest in the industry.

The centerpiece of the division is our return on capital model which we employ in the pricing and underwriting of every single transaction. We will get into that in greater detail here.

All right, so just giving you a brief overview of the underwriting methodology that we employ, when we look at a contract. We first and foremost want to know what the economic motivation of our client is. We then do a qualitative assessment of the management team that we are underwriting. We then take a look the dynamics of that marketplace, the niche they are in, what sort of competitive advantage they may have. What is the direction of that market? Are they positioned to either take advantage of it or are they positioned to defend against a slide in rates?

We then will take a look at their underlying data. We do an extensive analysis of this. When there is sufficient data, credible data, we will experience rate and we will also exposure rate every one of our contracts. We then take a look at the proposed treaty terms and conditions. We will take all of this information and will incorporate it into our pricing system. We then run a cash flow analysis to determine whether this is an attractive piece of business or not. Again I will get into that in greater detail. All transactions, this is critical, require a signoff, dual signoff from actuarial and underwriting.

In terms of our marketplace and where we focus, we focus really on the small to middle market. We think there's plenty of opportunity there. When I say small to middle market, when I think of small I think of 10 million to 100 million and surplus; and in middle market anywhere from 100 to 500 million.

We focus on being innovative and responsive to clients, and that is really a source of competitive advantage for us. I know it has been cited time and again, but I can tell you in this marketplace for us to be able to turn business around in a consistent fashion has really proven very successful for us over the course of the last two years.

We provide underwriting expertise across multiple product lines, which enhances discipline throughout the underwriting cycle. We use, as I said before, a very technical approach which insures stability and consistency in actual underwriting results. Sufficient capital base that we have, it is still focused on profitability versus top-line revenue generation.

We will get into now a little bit on the RORAC model which we've spoken about.
This is an example of the model here. What it is, is it's a truncation of the standard output for the RORAC model, which is our return on risk-adjusted capital. After we cash (ph) through all the treaty terms and conditions, and develop our underwriting and actuarial assumptions, we run a series of scenarios. The model convolutes the treaty terms and underlying assumptions to produce a distribution of outcomes. From this distribution we derive a probability-weighted NPV as well as an allocation of risk capital. The NPV is measured against the risk capital. We target 20% return on that capital.

The model helps us to judge the upside-downside relationship of the anticipated
NPV outcomes. We are also able to get a sense for, among many other things, the accounting implications of the transaction. If you look to the left of the middle section there it gives you an overview of what we expect by way of loss ratio, what is the brokerage, what is our internal expense.

Then we look at the discount factors. What is the embedded value within the loss reserves? It also gives you a sense for (indiscernible) duration of the liabilities of the contract, what we're looking at terms of the discount factor, what we can expect. And most importantly at the end the day, what type of return does it produce for us in a pre-tax or post-tax basis.

We have a fairly diverse portfolio. This is a snapshot essentially of the portfolios at 3/31/05. We have we consider very good penetration within the professional services market, including D&O both U.S. and international. We also have a fairly good mix of property, both cat and non-cat exposed as well as crop hail. Crop hail we view as non-correlating with our southeast wind exposure.

The snapshot right now, the property cat section will decrease over time. We are taking certain measures. I will speak about those in a moment here. But that will become a smaller component of the overall makeup of the portfolio.

We will talk just briefly, give you some highlights in terms of how we approach the property underwriting. What we do is data scoring techniques are used to evaluate credibility of the underlying data in every instance. Then we give strong consideration to the credibility of the industry models by region, because they do vary. Every cat exposed treaty are priced using the ARM or RMS models.

Then we have an internal model that we use for capital allocation purposes, which is set to the individual treaty's marginal contribution to the downside of the entire property

portfolio. The portfolio aggregates are monitored on a real-time basis and that is critical from a PML or probable maximum loss management standpoint.

What actions we've taken in terms of the 2005 portfolio, we recognize that last year, as Tobey mentioned, unprecedented year. We were victims of seriality in terms of frequency of events as opposed to severity. We thought we had a very good portfolio relative to (technical difficulty) type event. Unfortunately we were victims as I say of a series of hurricanes, unprecedented series of hurricanes.

So what measures have we taken now to protect against the volatility going forward? As I say, we have shifted the portfolio in the southeast to an excess position as opposed to a pro rata position. We have also diversified the portfolio both geographically and by peril. We've also purchased substantial retrocessional coverage over the course of the last two months; and as a result of that all of these are going to result in a reduction of probable maximum loss by approximately 50% on a net basis. With that, I'm going to turn it back over to Deirdre Littlefield. Thank you.

Deirdre Littlefield: Thank you, Rick. As in property and casualty reinsurance we follow the same technical approach to risk selection based on thorough analysis, employing exposure and experience rating techniques, backed by actuarial resources. Our portfolio in the marine and aviation reinsurance consists of
Hull, Marine Liabilities, Offshore Energy, Cargo, and Aviation ILWs. We have a small but highly experienced team of underwriters, claims, and actuarial experts who in a former life led or co-led the bulk of the U.S. marine reinsurance placements.

We have purchased reinsurance, quota share in excess of loss, to protect
Quanta's net position. Marine and aviation is an interesting -- I think interesting anyway -- niche market and niche line. It is one, I think, that proves the need to underwrite the underwriter, and that that is of paramount importance.

We feel it is important to understand underwriting and claims philosophy as well as the bench strength and direction of our clients. Having been in the business for longtime and having quite an experienced team to support our operations, we feel that we are quite adept at doing that, in addition to utilizing our pricing tool. So we combine quantitative technical pricing with a practical approach to risk analysis.

I would now like to introduce Jim Olivo. Jim is the President of Quanta's
Structured Products and Programs.

Jim Olivo: Thank you, everybody. I would like to thank everyone here for giving me the opportunity to present our business to you, our structured insurance and reinsurance and programs division. I'm going to talk about the two of them separately in a second. But first I would like to give you a little idea of why we exist, who we are, why were formed, why we decided to form this business back when we started Quanta.

We are global team responsible for transactions which fall outside the underwriting scope of either our traditional insurance or reinsurance division.
But importantly we don't do that on our own. We partner with those divisions. As
Deirdre mentioned before, we spend an awful lot of time together between my group and Deirdre's group, or my group and Rick's group. So we develop clients, customize solution to clients' needs.

What that partnership does is gives us a tremendous advantage over our competitors. I'd encourage you to look at them. (inaudible) One, we have disciplined technical underwriting in our specialty insurance lines, specialty reinsurance lines, which we don't have to re-create in the structured insurance business. We have structuring capabilities in my division that don't have to be re-created in either Rick's or Deirdre's. That combination allows us to be very proactive with our clients, to be very timely with our clients, to be very creative with our clients.

I think most importantly, honestly, and Deirdre mentioned this before and it's kind of hard to overemphasize this, we have set up an incentive system that actually makes people want to work together. A lot of institutions that have people with the best of intentions, but they just can't get out of their own way. There are either systems problems, incentive system problems that keep them from working together. Because we did this from the beginning, we set up the
Company such that those things wouldn't exist. I can pretty much tell you that we don't have any silos within our Company. We have broken them down.

I mentioned I'm going to tell who you we are. We're a pretty diversified team with a broad set of skills. People in our team include actuaries, structured insurance and reinsurance specialists, some casualty underwriters, program specialists, and capital markets, credit, and banking specialists.

I would like to talk for a second now about our structured insurance and reinsurance practice. We provide collaborative solutions, as I mentioned before, both on the insurance side and the reinsurance side to very complex client needs. I'd like to give you an example here. (indiscernible) We have a client who is an industrial -- I'm sorry; an agricultural concern with significant insurance retention issues. They've been forced to retain risk over the last couple of years; and they have an aggregate retention problem. We worked with them to help manage their retentions, and protect them against an unexpected run of claims from multiple sources of business over a given year.

We did that by providing them a multiyear coverage across those lines of business, providing them an aggregate limit over three years. What that did for them was it gave them certainty. It gave them certainty on their insurance expenses over the next few years. It gave them the ability to recoup some of those costs if they did not need the insurance. And it gave them true risk transfer capability in the unlikely event that they would need it.

We think that was a pretty interesting transaction. It was done by people within my group, it was done by people within Deirdre's group around the world, to put together a

solution like that for our client. That get us right to the next point. We are able to combine our technical underwriting discipline with our structuring capabilities.

We also have niche pockets of underwriting expertise within our group. We have casualty underwriters, as I mentioned before. We have a trade credit and political risk team, a small team in London. And we have experts in life surplus relief. Most importantly we are a dedicated unit for this business. (inaudible)
that we structure, manage, and account for complex transactions to the appropriate legal, accounting, and regulatory standards required of us.

This next slide gives you an idea of the relative breakdown of the forecast premium for this year in the structured insurance and reinsurance business. You can see we will write some business in trade credit, in environmental structured transactions, property and casualty reinsurance, direct casualty business, smaller amounts of professional liability, surety, and then kind of other one-off transactions.

If I can now I'd like to switch the focus a little bit and talk about our programs business. One thing Quanta is not is a program shop. We actually write very few programs. I will explain what they are for anyone that doesn't know in a second.

What we look for are targeted opportunities which meet our technical underwriting criteria. We look for MGAs with historical technical or engineering underwriting expertise in our specialty classes of business. For people who don't know what an MGA is, an MGA is a managing general agent. It's a firm which implements our underwriting guidelines on our behalf and provides in many cases claims, billing, accounting, policy issuance functions for our joint client.

We look at programs that are brought to Quanta fully vetted, ones that have claims handling already taken care of, reinsurance in many cases, systems that are up to our standards, et cetera. We establish the underwriting parameters for our MGAs. They implement them for us under our guidance. We extensively underwrite every program we pursue. I'm going to talk a little bit about it.
Deirdre talked about the quote to bind ratios before. I think you'll see that in this case it is awfully low.

One of the most important things we look for when an MGA contacts us is the reason why they're leaving their current carrier. I can tell you the reason we don't like to hear is because they are unhappy with the commission structure that they have. What we are looking for is an MGA who is trying to grow their business in a way that we think makes sense, but yet is encountering difficulties in doing that with the insurance carrier that they are using. Many times the insurance carrier is backing multiple MGAs that have conflicting agendas, and they don't allow one of them to grow at the expense of a different one. We don't have that issue. We're very happy to work with an MGA like that.

We are also by anyone's estimate not an easy sell in this marketplace. We look for a target combined ratio, that is including our costs and their costs, of 80%
or better, which I can tell you, not many programs meet those criteria.

Process. I'm going to talk a little bit about HBW in a second, which I know people have read about in our financials. I will talk about that in a second.
That was our first program. It was a very successful one from our perspective, and we have built on that success. We have launched a platform for other specialty insurance and reinsurance program business.

Other than HBW we have been presented with well over 100 opportunities in the last 12 months. We write three other programs beside HBW. Our due diligence on those programs on average have taken three to four months; on some of the larger ones like HBW it's been more like seven or eight months.

Forecast of 2005, again just to give you an idea of what lines of business we're talking about, the majority of this business is general liability. As Deirdre mentioned before, the majority of that is contractors' general liability. We also write builders' risk and warranty business in our programs unit, as well as a small amount of professional liability. As I mentioned -- or if I haven't you can still figure it out -- HBW contributes the largest portion of that currently. So I'm going to talk about them specifically.

Our largest program is the homebuyers' warranty program. We call it HBW. It's reported in substantially all of our technical property risk specialty insurance line in our latest 10-Q. It provides warranty, general liability, builders'
risk, and excess liability coverage for new home contractors throughout the
United States. HBW has been in the residential construction business for over 20 years. They are pretty clearly the industry leader in third-party insured warranties. They have over 650 employees including more than 100 in the insurance services unit.

In general their target marketplace is single-family home builders that construct roughly 50 to 200 homes a year. So we're not talking about the Toll
Brothers and the Pulte Homes and people like that. It's the mid-sized homebuilder in the United States. They generate average annual revenues of anywhere between 10 and $40 million a year, those builders, based on an average
-- roughly an average home price of $200,000. Obviously, they don't write a lot of business in New York.

HBW has complete engineering, claims, warranty administration, policy administration, and accounting units, which both complement and supplement
Quanta's capabilities in these areas. Under our supervision they underwrite, process, issue, and administer over 15,000 warranty, 3,000 general liability, and 1,250 builders' risk policies every year.

Most importantly for us, they have skin in the game. Our contractual arrangement with them is not volume sensitive but its loss ratio sensitive. Their earnings vary as our earnings vary. Their earnings vary as the loss ratio develops on this program. This program is so important to us that our chief casualty underwriting officer personally supervises this program and deals with it on a daily basis.

Why them? I think people ask that question a lot. Why HBW? Why was this such a nice kind of keynote program for us to start off with? Well, they are the kind of people we

want to do business with. They have developed an enviable reputation and track record in the insurance and residential construction industry. Together with them we offer engineering, risk assessment, underwriting, and claims coordination of a highly technical nature, which really increases the barriers to entry for our business.

The risk profile also is very advantageous to us. There's a lot of small policies, small relative to our size. The risks we assume are mostly uncorrelated with the other lines of business that Quanta writes, and we have pretty good geographic diversity. Clearly if you know the residential home market in the United States, you know California is the biggest market. So
California is the biggest market that we write, but we write in 21 other states, and it's a nice book of business. It's nicely diversified from our perspective.

From HBW's perspective you might ask, why Quanta? Well, it's actually just a pretty easy answer. One, the team members that work on this project between both in my group and in Deirdre's group have over 10 years experience working with
HBW from prior employment. We have the technical expertise in the lines of business that we write. We have builders' risk experts, we have warranty experts, we have contractors' general liability experts to work on this with them.

The program is highly technical. I am not going to go into all the details of it, but there is a synergy between the warranty that we offer and the liability policy that we offer that's actually pretty evolved. And understanding that was not an easy thing for us to do, and helping them develop that was not an easy thing for us to do. It took us many months, so it would be pretty difficult for any of our competitors to re-create the same thing. But the reasons why, I think from their perspective, we are a valued partner.

Just to finish this off, we also write three other programs as I mentioned before. They're obviously much smaller than HBW, but we're targeting a couple of other opportunities in 2005. I'm going to hand this back over to Tobey now for the rest of the presentation.

Tobey Russ: Thank you, Jim. Okay, next on our agenda are the questions, the key questions that we heard coming out of the last quarter's earnings calls as well as the subsequent conversations we had with many of our investors and some of our analysts.

First and foremost, I would like to say that we heard the questions and it's going to be very important for us to drill down, peel the onion back a little bit, and try to get into some of the issues, some of which are quite complex to understand. But to the best of our ability to clearly articulate our position and the answers that I think many of you are looking for that came out of the questions raised after the last earnings call -- the first of which is, has your strategy changed?

I have talked already a fair amount about this. And the answer to that is clearly no. Our strategy has not changed at all. What has changed, if anything, is our ability to achieve the results within the time frame we originally expected, and that is largely attributable to the losses that we experienced in
2004, and that is a theme or an underlying issue that

you're going to see over and over as we try to get through some of the other questions that we have here.

Our strategy has been steadfast in the development of our specialty line business, our allocation of capital, our desire for risk-adjusted returns north of 20%. As I said, we will not allocate capital to businesses that achieve less than that. And it's only a matter of time that when successfully done your GAAP results will ultimately reflect that discipline.

One of the key issues here, to try to illustrate this point, is the growth of the specialty lines business. We clearly have not done a great job of articulating the growth of our specialty lines business, because I saw at least in one place after our first-quarter earnings call that the Company's specialty lines business was about $16 million at the end of the first quarter of 2005. It is not. It is $54 million. As represented on this slide, it is 38% of our written premiums in the first quarter.

Part of the issue here I think stems from the fact that because in our financial filings, which is all many of you, if not all of you, have seen, we put things in certain buckets. To some extent we are forced to put them in certain buckets.
Lloyd's for example, all the premium that we write at Lloyd's falls under a heading in our financial statements or a segment in Lloyd's. The business we do in Lloyd's is specialty lines insurance business. It is managed by Deirdre
Littlefield and her staff, and it is in fact the same type of business we write here in the United States. Lloyd's did $12 million in the first quarter of this year. It is really the first quarter of operations, and I will talk more about that in a minute.

The program business that Jim just went over, highly specialized and targeted and focused lines of business. But because we put it under the label of programs, it does not appear that anybody is counting it if you will, in the specialty lines bucket. It clearly falls in the specialty lines bucket; and the total premium in first quarter as I said is 54 million or 38% of our total. That compares to the first quarter of 2004 at 28%. We wrote $31 million in the first quarter of 2004; or said differently, over 70% growth on the number quarter on quarter.

I should also note that the first quarter of each year is heavily weighted towards reinsurance. So it's a bit deceptive, if you will, even in looking at the 38% result in the first quarter of 2005, from the standpoint that reinsurance -- a significant portion of the reinsurance business -- is done on
January 1 because of the importance of the January 1 renewals in that sector.

So as you can see from this projection, we expect the specialty insurance to continue to make a significant contribution to our total business. As you move beyond the first quarter, in other words outside of the January 1 renewal season that is so heavily weighted in reinsurance, it is a quite significant percentage. As I said at the onset we expect the specialty business to be approximately 60% of our total business in fiscal year 2005.

So the growth of our specialty business is a strategy, a critical strategy. We are very much on point. I would say that we are pretty much exactly where we hoped and expected we would be at this stage. But in order to evaluate that you have to include Europe, you have to include Lloyd's, you have to include the program business that we do, along with the U.S. specialty lines business that we engage in.

From a geographic standpoint, we talked about the expansion of our business into
Europe. This is a critical thing for Quanta to get done for a number of reasons.
One, Europe is a very, very attractive place to be from a returns standpoint.
Generally speaking you can enjoy if you handle it right very attractive returns in Europe, because generally speaking the loss ratios are lower. Europe does not have the same litigious environment that we have here in the United States. We know from our experience that if handled right that is a very attractive place with which to operate a specialty lines strategy.

Our first step in getting Europe launched was launching an underwriting platform in Dublin. The reason Dublin is important is because it gives you a single point of access to all of Europe. It gives you access to the EU through one single office. So unlike the United States, where you have get approved in all 50 states in which to operate, in Europe you only have to go through one regulatory process which gives you access to the rest of the countries.

But that is not enough. It simply was not enough for Quanta to have an underwriting office in Dublin, and this gets to sort of the dual-edged sword we talked about earlier in terms of capital. A 500 or a $450 million company, once it starts spreading that capital amongst its legal entities, does not have a great deal to go around when you start talking about how much capital we are able to drop into a place like Dublin. We have approximately $30 million of capital, of our total capital, in the Dublin office. So any major European company looking at Quanta, even though we would have an A- rating from A.M.
Best, won't necessarily take us seriously. Especially in the target market that we engage in, principally professional liability.

So Lloyd's was critical to our strategy. Lloyd's we believe is the largest specialty market in the world. It is a very, very important market on a worldwide basis. Lloyd's is one of the few places, one of the few entities if you will, that has been upgraded in the last five years. Lloyd's carries an A rating. They were upgraded by A.M. Best, and that is highly unusual in the market that we have been living in. Lloyd's has had a tough history but has made dramatic progress. I can tell you from having experience with them over the last
20 years, it is a significantly different place today than I have ever seen it.

Lloyd's represented to us credibility. It allowed us not only to enjoy the benefits of a huge specialty lines marketplace, but by starting a syndicate at
Lloyd's we would also benefit by the Lloyd's rating of A. We would also benefit by the fact that Lloyd's can issue policies in many places Quanta cannot.
Because Lloyd's is licensed and/or admitted in many places Quanta is not, even though we have gone through an extensive effort in the U.S. and our Dublin office, Lloyd's plays a critical role in our ability to expand beyond those boundaries where necessary in a very efficient way. Because we did not have to incur the expenses associated with doing that ourselves.

Finally Lloyd's played an important role in our ability to establish ourselves in Europe as a lead underwriter. Very important from our perspective, because if you can lead the terms and conditions, meaning you are the underwriter who is establishing the terms and conditions in a syndicated market, you have not only pricing leverage but you have terms and condition leverage. That compares to a follow form underwriter, where you are simply subscribing to what someone else has done.

Lloyd's is a unique place, because the team that we hired is very well-respected in Lloyd's. So in order for us to operate as a lead, not only did we need the right team but we needed the Lloyd's platform. Because in establishing a syndicate there of sufficient size and the credibility that Lloyd's bestowed upon us, we could operate it as a lead, set terms, and compete with some of the biggest insurance companies in the world on an even footing.

The issue that we had with all of this emanated out of the windstorms that we had in 2004. We had originally anticipated starting our Lloyd's operation in the late summer to early fall of last year. But with the storms our capital structure was in a state of flux. We were also going through a reaffirmation process on our rating with A.M. Best. With the uncertainty associated with the capital, we were not in a position to move what was required, a little over $100 million, into a syndicate at Lloyd's until we had greater certainty on that issue. That certainty really did not come until the very end of 2004.

It was not until December that we capitalized Lloyd's. That delay is a significant contributor to the reduction in earned premium that we are going to talk about in a minute. In other words it's not just the dollar losses that we experienced from something like the windstorms, it's also the delays that create a ripple effect in our ability to show or produce the GAAP income that we originally anticipated.

The other important thing for me to get across that's depicted on this slide is the first quarter of Lloyd's operation has been this quarter. In its very first quarter of operation it produced $12 million in premiums, which is nothing to sneeze at; but we expect much bigger things from Lloyd's.

We have made a considerable investment in our European strategy, in the team, and in getting Lloyd's up and running. The brunt of the expenses associated with that occurred in the fourth quarter and in the first quarter of this yea; and we had no written or earned premium material to show for it. In other words it is really in the future periods where we're going to begin to enjoy the benefits of this considerable investment. As you can see from this graph, we expect Europe to be an appreciable part of our total business by the end of 2005.

So with that, I think is a good segue into -- what is the real impact of the windstorms? The straight-up GAAP impact of the windstorms to us was $62 million, a little over $62

million. A considerable hit to the Company's income and capital structure. We have gone over already the reasons for starting and leading with reinsurance.
The consequence was stepping into the worst series of hurricanes in recorded history. We can't undo that; but we can recover from it, and that's what we want to focus on now.

It cost is $1.10 a share, but it was really more than that because we also had an anticipated profit on that portfolio, roughly $18 million of expected profit on that portfolio. Which really means it was about an $80 million hit to our expected capital structure by the end of 2004. That forced the Company into a state of uncertainty associated with how much premium it would be in a position to write for the balance of the year.

One of the things that we monitor and take very seriously is the operating leverage of the Company. We have agreed with A.M. Best, the rating principal rating agency that rates us, that we will stay within certain boundaries in terms of operating leverage. Many of you know that we've used the number 1.1 to
1. Well, when your capital structure is in a state of flux, you enter a period of uncertainty in terms of how much premium you can write and stay within the boundaries that we have agreed to with the rating agencies.

So the storms in addition to the straight-up economic hit also forced us to pull back and become more conservative in our writings. As I said before, if you can't write it, you can't earn it. And the earnings part of that equation is delayed beyond the writing, and we will talk about that in just a minute. So this is an issue that has an impact beyond just the moment in time in which those losses occur.

The steps we have taken to recover from this include raising 60 million of trust preferred, pooled trust preferred. Rather than wait and grow organically our capital back, the opportunities before us were too great to sit idly by and not raise this additional $60 million. Obviously there is a consequence associated with that as well, which is the debt cost that we now incur. But we believe that the opportunities, the profit opportunities on that business far outweigh the cost of the debt. But again the benefits associated with that investment don't come until later, until we have written the premium and then earned the premium against that $60 million.

The best example for getting back onto a strong footing that I can give you is actually the first-quarter results, the written premium results. We had very strong first quarter with $142 million of premium; of that I said $54 million was in the specialty lines area. Europe is now up, running, launched, and had a very successful first quarter; and we expect very positive things from them in the quarters ahead.

Another aspect that I wanted to introduce you to here is the delayed impact on earned premium that is associated with lower-than-expected written premium. As you can see from this graph, in the first quarter of '04 we wrote $112 million of premium; we wrote 114 million in the second quarter of 2004; and then in the third quarter we wrote $86 million. That drop in written premium is not felt in the earned line until later periods. You

can see how the earned premium line flattens right out starting in the fourth quarter, and into the first quarter of '05, and even beyond that, into the second quarter of 2005.

In other words, the recovery takes time. Even though we came back in the fourth quarter with $107 million of premium, this dotted line -- while I can't say with any absolute certainty where we would have been otherwise -- I can say we would have been certainly stronger in the premium line than we were in 2004 if it wasn't for the things that we were dealing with in the third and the fourth quarter.

We are depicting the trajectory of the written premium for the balance of the year on this slide, as well as how the earned premium begins to close the gap, which is a critical thing that we are going to talk about in a slide in just a moment.

In addition to the issue of written to earned, and the differential between written and earned, and the delays that we just talked about, is how quickly this gap between written and earned closes. One of the principal issues that you have as either a young company or a company that is growing rapidly is that you have a timing mismatch between expenses and revenue. The timing mismatch comes because the cost associated with putting the business on is front-end loaded.
The benefits of the earned premium, and therefore the revenue and the income, is back-end loaded.

So one of the things that we pay close attention to is -- how quickly is this gap closing? You can see from this graph, which is really the difference between the written and the earned line, is it started vary significantly at 313%; began to close as we moved into the next two quarters; and then actually closed more rapidly than what we would have liked, because we didn't write the premium. So it was artificially narrowed if you will. It is continuing to narrow, but as I said before that differential in the first quarter of 2005 was still 56%.

When I said at the onset of this presentation that we have a lot of volatility in our ratios, these are the reasons why. Not only losses, but also when you get significant fluctuations in your written premium in an immature book where you have got the kind of gap between written and earned that we face, you get a lot of volatility in the expense line, both on the acquisition expense ratio as well as the G&A expense ratio. So two critical issues here.

I want to dwell a little bit more volatility and the loss ratio, because we have had a lot of questions come up about this that even go beyond the windstorms that we've talked about. Again this is an issue that you might not be that familiar with, because most of what you might be looking at in the insurance markets are mature insurance companies. With a new insurance company, especially an insurance company that deals in lines like the environmental business, where as Deirdre pointed out the earnings pattern on the business is quite long, you have got a big issue when it comes to loss ratio volatility.

That issue emanates from the fact that when you first engage in business and you write your very first policy, you are putting a limit out there that is considerably larger than the

premium you took in and a lot larger than the premium you have earned and what
I'll call the earned loss reserve. If you write an insurance policy and you put out a $5 million limit on that policy, and it is $1 million premium -- let's call it a $1.2 million premium -- you are only going to earn 1/12 of that in the first month. Which means if you got a 50% loss ratio on it, you've got $600,000 put away or $60,000 put away in your earned loss reserve. If you have a loss early in the development of that portfolio, you end up with something close to an infinite loss ratio. Even though the claim you had might have been a normal and expected claim for the type of business that you engage in.

This whole idea of loss ratio and adequate loss reserves implies that you have got a diversified and mature book of business. But as a new company, you obviously can't have that until time allows you to develop and then earn the premium, and therefore put away sufficient loss reserves. We had an example of this in the first quarter of this year.

What this slide was intended to address was to show you the actual ramp up of the environmental expected loss reserve, or the earned loss reserve if you will, in this specific line of business. This happens to be a line of business where the earnings pattern is over four years on average. So you see a fairly slow ramp up here, where not only have you written the premium, you are earning it.
And you're putting away as I said about 50% of the earned premium into a loss reserve associated with normal and expected claims on a fully developed portfolio.

We had a loss in the first quarter of 2005 that came as a result of the heavy rainstorms that occurred in California. The heavy rain, unprecedented rain caused a landslide to occur. That landslide took out an oil pipeline that had been there for over 50 years. The corresponding effect was dumping 125,000 gallons of crude oil into the canyon and into a lake. The cleanup cost associated with that has been estimated to be $5 million. So a type of claim that the policy was designed to cover, it's the type of claim that over time you would consider a normal and expected type of claim; but it has come very early in the development of this portfolio. In fact at the end of the first quarter of
2005, the loss reserve put up against the written and earned premium for this line was roughly $2.6 million.

We had a $5 million claim, so clearly the loss reserves there are insufficient to cover that reserve. And they are perhaps even less sufficient than you might think in looking at this slide, because you can't take down the entire loss reserve against this one claim. In fact we only were able to take around a few hundred thousand dollars. Because you have got to leave the balance of the loss reserve up for the rest of the business, the portfolio that you have in place.

So it gives you a sense of just how much time in a line like this you need to develop adequacy in your loss reserves for claims that can come early in the development of a portfolio. So volatility in the loss line is an issue that a young company has. But the good news is it dampens and reduces over time. This is something we monitor fairly closely in each of the lines that we engage in, and believe that we have a good understanding of what is occurring here.

But it clearly dawned on us in the first quarter that we needed to explain this in a lot more detail, so that people understood that we were actually establishing loss reserves that, from an actuarial point of view and from the experience that we have in this business, amongst many, that the loss reserves we are establishing are adequate; but only adequate in the theoretical sense of a diversified and mature portfolio.

Expenses. Are our expenses out of control? That is a question I get on a regular basis. I want to dispel first and foremost one issue that people have asked me about. If I could do this all over again, I might not have moved into
Rockefeller Plaza in New York because of the profile of that particular building. But I want to take a minute and tell you the kind of deal that we have in Rockefeller Plaza. When we got funded as a Company, there was a firm that went bankrupt on the third floor of 10 Rockefeller Plaza ,which created an opportunity for us to take an entire floor in that building, about a little over
50,000 square feet. Fully furnished, all of the equipment that you might like to have in setting up and getting an operation up and running immediately, including the phone switches, the telephone numbers, the computer linkups, right down to the cubicles, chairs, desks, and everything.

We got into that space for less than $40 a square foot and it included everything that I just mentioned. Comparable space in New York City is in excess of $50 a square foot as a blank floor space. We got I think one of the best deals ever gotten in midtown Manhattan for 15 years. That is our effective rate for 15 years. And the Company was up and running within three weeks of its funding because of our ability to plug and play right away in that space.

Admittedly it is terrific space in New York, but it is at a big discount relative to any other space I am familiar with New York. And we had been looking extensively just prior to that very opportunistic find at the time. So I wanted to put that hopefully to bed for the last time and then go on to expenses in general.

This slide depicts both the acquisition and the G&A expense ratios for Quanta through the first quarter of 2005. As I said before, you see a fair amount volatility in these numbers. You look, for example, at the third quarter of 2004 and it appears that our expenses have jumped up significantly. Well, in dollar terms they haven't. But because the written premium and the earned premium were quite depressed in that particular quarter, you see a corresponding increase in the ratio. You're seeing what I would describe now as a recovery on that ratio.

Our acquisition costs have become more stable over time, and as we project out get very stable over time. The G&A number is a little less stable. It's a little less stable because we have also made -- which makes gleaning any one issue here out very difficult -- we have made some additional investments. I mentioned
Lloyd's for example. We made a considerable investment in Lloyd's in the fourth quarter; and expenses continue to incur additional expenses in the first quarter of this year.

We have also had some surprises. We have had some surprises as a new company. We just got hit with a bill from our auditors that was 2X their planned amount, and it's a big number. It is associated with the fact that we live in a different world today than we lived in not too long ago. It is very hard for them to do a good job of estimating their expenses associated with a company is just in the process of building all of its systems.

On top of that you got Sarbanes-Oxley and the need to comply with 404, which we did not have on the radar screen in September of 2003, which has added to those expenses. So we have also had a few surprises along the way on the expense side that, while I don't like, there's not a lot we can do about them as a public company. We must address the issues before us in 404 and Sarbanes. It's not a question of wanting to or not. We must do it.

When Will Quanta give guidance? We were pretty steadfast on this subject as most of you know; and we have certainly spent a lot of time discussing this issue as a senior management team and as a Board about what is the proper thing to do here. The issue for us is about balance. As a young company, with all its volatility that we have, especially when you are on the threshold of profitability, everything appears to be material. One of the critical concerns we have is, to the extent we give guidance, our obligation to update that guidance on a regular basis becomes quite a burden on the organization.

This is an issue that we have wrestled with and are still struggling a bit with, at least in terms of what we're going to do in 2006. But given the issues and the history over the last 18 months, we felt it was very important to give much better clarity and insight into where we think the Company is going. To that end we want to give you more specific information in terms of the Company's EPS and where -- expected earnings per share, as well as how rapidly and what the trajectory is to get to our stated objective of NPV returns in excess of 20%.

The upshot of all this is that we're going to give some guidance here today; but as an organization we're going to decide what guidance we're going to give in
2006. My sense is that the guidance that we give is going to be similar to what you'll see other industry participants provide.

First it is important to know, and if we haven't said it enough already, every decision we make is on a risk-adjusted NPV basis. We believe as an organization that that will be reflected in our GAAP results over time. There are two things have been standing in the way of that. One is the losses that we talked about;
and the second is the written and ultimately the earned premium, and what the earned premium pattern is in the Company to allow us to get there.

Unfortunately looking at just the Company's published results so far, it's hard to see what kind of trajectory the Company is on. But looking at this graph, you get a better sense of what I'm talking about. We got off I think to a very good start. The first two quarters I think we were well on our way to achieving a trajectory that was very, very positive. Clearly we got nailed in the third quarter. We took an additional hit in the fourth quarter

with adding to our loss reserves. But by the first quarter of this year we have made a substantial recovery in the written premium line; and as the lag in earned begins to catch up to written, you will begin to see obviously more and more of the economic value that we create fall to the bottom line. This slide has really been put together to address and depict the trajectory of what we expect from a return standpoint.

We are making material progress we believe towards our original objective of exceeding those thresholds. More specifically, in terms of guidance expressed in earnings per share per quarter, you see the actual results through the first quarter of '05, which is essentially a breakeven quarter for the Company, translating off this green line which is the current consensus of the analysts that follow us, at $0.53 a share for the fiscal year 2005. We believe we will outperform those analyst consensus numbers from $0.53 to a range of $0.60 to
$0.65.

But I want to emphasize that we think our ability to exceed the analysts'
consensus will happen in the second half of the year. In other words if you just go back to the earnings pattern that we talked about before and the slide that depicts that, it is weighted towards the back half of the year.

The earnings pattern continues to progress. If you go back for example to the first-quarter results, if we were to go back to that table, you would see that we earned $91 million in the first quarter. It is an interesting number, because if you look at the underwriting results, and you remove the environmental claim, it is about a breakeven threshold from an underwriting contribution standpoint.
Said differently, as we move materially beyond that $90 million, the 90 to $100 million threshold, assuming normal losses -- and I will have to stress that, normal losses -- a certain proportion of every dollar thereafter falls to the bottom line.

So we are at crossroads as an organization where the earned premium numbers have finally caught up to the infrastructure of the Company and are beginning to move us beyond an underwriting loss into an underwriting profit. That, coupled with the earnings power of our investment portfolio, which as I mentioned has grown from 1-to-1 to 1.6-to-1 and continuing to progress, are the two principal ways in which we will get to the results that we're talking about.

So as earned premium continues to develop, and we can continue to be very selective in our underwriting process on the written side, and our portfolio leverage continues to increase, we feel very good about achieving our ultimate goal of risk-adjusted NPV returns north of 20%. So with that I will stop, and I will turn it over to you for any questions that we might not have answered or issues that you would like to address. Yes, John?

Unidentified Audience Member: (inaudible question - microphone inaccessible)

Tobey Russ: There is some of that in there. I'm trying not to -- oh, sure. The question is, is the dip in earned premium in the first quarter of 2005 totally associated with the drop

in written premium in the preceding quarters? And the answer to that is no. A significant portion of it is attributable to that.

But Rick touched on the fact that our property portfolio, property reinsurance portfolio, has been and is being redesigned. It is being redesigned in a way to push us further away from quota share and primary positions. In doing that we have had to take on different types of programs which has extended, if you will, the earned premium pattern in that business. So there is an element of that in there as well.

Unidentified Audience Member: (inaudible question - microphone inaccessible)

Tobey Russ: It is fair to say that, yes. Because you're going to the picking up risks that they write at the end of the first year that will earn out over the following 12 months.

Unidentified Audience Member: (inaudible question - microphone inaccessible)

Tobey Russ: Deirdre, do you want to address that?

Deirdre Littlefield: Not exactly. What we didn't factor in there is business that you and I would turn down or turn away. So actually the amount of risk (ph)
that is coming into us is actually higher than that. We are weeding through that. We're putting out quotes; and then, though, it is after that, that is the quote to bind ratio.

And you're right; it is lower than we would want. I think it does show that we're certainly not buying business by any stretch of the imagination. Part of it, the other side of it is we need to continue the education process with our producers. I think that there was some distraction because of what many of the large brokers as well as the large agencies went through over the last six to eight months in terms of the Spitzer investigation and ongoing (inaudible).

Rick Pagnani: If I might just add on the reinsurance side, the hit ratio in terms of bound and received was 50%. On that math (ph) which is quoted we bind
50% of that. So the ratio is a lot higher; and we have got better penetration and understanding of our target markets.

Unidentified Audience Member: So the reinsurance you bind, you quote (multiple speakers) 15% of what you --

Rick Pagnani: (multiple speakers) 15% of what we see is what we quote.

Unidentified Audience Member: Then 50% of that is bound. That sounds pretty normal.

Rick Pagnani: Yes.

Unidentified Audience Member: Deirdre, you said -- so in specialty insurance you may see 150 applications. You will quote 100 and bind 20?

Deirdre Littlefield: 25. Yes, it varies by line of business. The fidelity is as high as in the 40s.

Unidentified Audience Member: Are brokers using you as a stalking horse? Or do they not know what your appetite is, or have you not communicated?

Deirdre Littlefield: I think when you're new in the business you are tested to a certain extent. So we do get a lot more offerings, and I think that eventually will tail down. Because brokers will stop doing that once they see that you are not going to lowball your prices, that you are putting out a very reasonable quote. I think you're right, there is some of that.

Unidentified Audience Member: That makes sense, thank you.

Tobey Russ: Bijan?

Unidentified Audience Member: Actually this question has to do more with Rick. I was in Bermuda just about a week ago and many suggested that a company with an
A- rating with less than $1 billion of capital has to either collateralize the securities or the reinsurance, or they have to provide much lower prices in order to gain market share, especially in the casualty line. So I was wondering what is the strategy of Quanta in the reinsurance line of business over the long run? And do you guys have an adequate level of capital and rating in order to really be competitive in that marketplace over the long run? Thank you.

Rick Pagnani: Yes, I think in terms of -- I'll answer the question of collateral. It sometimes is required. It's required for statutory purposes obviously, in terms of it being -- us putting up collateral on every transaction, no; it's not the case. We have as I say a following in the marketplace. We've got a team of underwriters who are out there who have pre-existing relationships. No (ph) programs have been supporting these programs in the past. We've been able to win those accounts.

We're not out there certainly not trying to go out for market share. I think if you look at the writings relative to the overall marketplace, it is really not a huge stretch in terms of what we're looking to write and where we are looking to write. Again we're targeting the underserved marketplace, the small to middle market; and we have pre-existing relationships.

So to answer your question, to tag on, we are not buying business. We're not cheap on the business. We go -- we price everything according to our pricing models; and in no way, shape, or form are we undercutting our competitors. I ask you to go out to the marketplace and ask them if they see of that any of that behavior by Quanta. I will tell you that you will not see that or hear that from the brokerage community.

So I think that is one of the challenges. There is no question. Would I love $1 billion in capital? Yes. It would make my life easier. We have to work hard, and we really have to be out there pounding the pavement. And we do.

Unidentified Audience Member: Thank you.

Tobey Russ: Any other questions?

Unidentified Audience Member: Do you disclose your (inaudible)?

Tobey Russ: On earthquake or windstorm or --?

Unidentified Audience Member: For the overall Company, do you give a number
(multiple speakers) ?

Tobey Russ: We internally, from a risk management standpoint, we compute numbers and we manage to specific PML. Like for example in the wind area, we manage that business to a one in a 100 year PML. Earthquake we manage it to a one in 250. We also aggregate all the different businesses that we engage in, in terms of managing that overall PML for the Company.

We don't disclose those numbers, but we do manage to very specific PMLs. What
Rick has said today is that in the windstorm area we have taken that PML down by
50% from last year.

Unidentified Audience Member: Said his comments were specifically related to the windstorm (multiple speakers).

Tobey Russ: Correct.

Rick Pagnani: It's not just the wind; it's the quake as well.

Unidentified Audience Member: (inaudible) What would the 62 be under the program?

Rick Pagnani: I don't have an exact number on it. It would be greatly reduced, though. And then when you look at the portfolio going forward, we would run the same scenarios. It would be reduced by a similar ratio, if you will, of the PML reduction.

Unidentified Audience Member: Roughly half.

Rick Pagnani: (inaudible) don't want to give guidance on that. I don't know. Any number of scenarios could play out; but it would be considerably less.

Tobey Russ: I am glancing at our securities attorney over there, and she tells me I can answer this question, so I will. We actually have that number very specifically. We reran

the simulated storms through our current projected portfolio, and the number was
$26 million. So less than half.

Now is that event likely to reoccur exactly the way it did? No. We have also run over 18,000 simulations on that portfolio to see where the weaknesses are in it, and what kind of industry loss it would take for us to have a loss north of something like $20 million. The one thing we can't predict, and this is the really tough part about talking about this particular area, is that you can't say with any certainty not only how many storms, how big, but the exact path they take. Because each portfolio that an insurance company has is slightly different. So the properties that we insure are all over the place.

You can come up with scenarios where the Company would experience a loss greater than $20 million, but it requires in our view an industry loss that is considerable, 40, $50 billion from an industry point of view. So we have taken down significantly through not only the restructuring of the portfolio, which had an impact on our earned premium line, but also at great expense. These numbers that we're putting up here today in the way of guidance include the fact that we're spending a considerable amount of money to buy the retrocessional reinsurance coverage for this portfolio.

I will tell you that had last year not occurred we would not be buying this coverage. Because this is a business, that property cat business, you need look at over a 10-year period. So we happened to step into the worst year in history in our very first year. We don't think it would be prudent as a management team to allow that to occur again, even though the probability of that happening is very low. So we have taken the steps to buy retrocessional reinsurance coverage.
But I've got to tell you it's costing us a lot of money with which to do it.

Rick Pagnani: They are economical for us, though, at the end of the day. We still want to pursue the markets. We think there are attractive returns within these markets. But again, we are looking to contain the volatility to the lower number. We are not moving away from the market, we are not pulling out, we are just reshifting the portfolio. We are purchasing excess coverage (inaudible).

Tobey Russ: Any other questions?

Unidentified Audience Member: How much of a constraint would you say are A.M.
Best's rating parameters on your ability to grow the top line this year?

Tobey Russ: Well, any kind of operating leverage constraint is a constraint.
Would we like greater operating leverage in the Company? Absolutely. It would allow us obviously to improve our return for our shareholders if we could write more good quality business. Having said that, we have I think a very good relationship with A.M. Best. We have almost a constant dialogue with them about the management and the results of the Company. Over time as the Company gets maturity and has an enviable history behind it, I would expect that we will get more operating leverage over time, as well as the opportunity to improve our rating.

Unidentified Audience Member: Thank you.

Tobey Russ: John, did you have another question?

Unidentified Audience Member: Yes. You mentioned early on, Tobey, about your practice or ability to monitor pricing and market conditions on a real-time basis. You adjust capital or you allocate capital accordingly. How exactly do you monitor pricing? How does Mr. Wang do it?

Tobey Russ: Right now, first, I will tell you we're not yet in a position to do it on a real-time basis, or what I would call a real-time basis. We do it on a monthly basis currently. We close out the end of a month. If you were a business head for Quanta, what you would be getting is an output that would show you not only your GAAP numbers, so written, earned, expenses, losses, et cetera, and all your GAAP metrics; but you would also get your NPV numbers.

So the beauty of that format is it allows you to see not only what you are producing in the way of a GAAP context, but the critical aspect of that report tells you how you are performing on the business that you wrote just in that period against the capital allocated to it. So you're able to peer through GAAP.

Because GAAP is not a very good tool to understand your business because it involves multiple periods, as you know. It runs (ph) multiple periods. It does not discount loss reserves. So it's hard to see, if you're in a casualty business or in a property business whether or not you're generating sufficient profitability to meet our thresholds.

So you would be looking down a column that would show you in that particular month the business that you wrote on the GAAP side and the NPV side; and whether or not you're achieving the NPV returns we are looking for. We monitor that thing very closely, such that if we don't like what we see then we start engaging the business head in a discussion about is that an anomaly; is that something systemic that's going on the industry?

And like Deirdre mentioned in the case of professional liability, we saw such dramatic downfall in pricing that we ultimate pulled two-thirds of the capital from that business. We reduce our total expenses associated with that business.
And we repositioned it away from the commercial D&O market and much more towards the private sector. That capital was then reallocated to other businesses including HBW, which Jim talked about.

Unidentified Audience Member: So you examine business on a current basis, business you wrote that month and what the NPV looks like?

Tobey Russ: Exactly.

Unidentified Audience Member: Do you get any input from your underwriters as to what they see in the marketplace?

Tobey Russ: Every month. We sit together as a group with all of the underwriting officers of every line. They take us through their PML, and we talk about market conditions, trends in rates, issues that we have with the distribution system, opportunities that we see, cross-selling opportunities, and so on.

Unidentified Audience Member: Thank you.

Tobey Russ: Bijan ?

Unidentified Audience Member: The question related to distribution channels.
Obviously with Marsh McLennan having a lot of difficulties in the brokerage side, you guys have experienced some issues with producing in the environmental business. So I was wondering how you're dealing with the production issues on that side?

Also as far as the Lloyd's market goes, there are a lot of discussions that the underwriters are not going to be paying a lot of fees that they were paying in the past; and the brokers have to be charging their own clients. So I was wondering whether or not that will have an impact on the expense ratios in the
Lloyd's business.

Tobey Russ: Let me take the first question first. What is going on the brokerage community is somewhat of a dual-edged sword. We think overall it is great for
us. I think it is great for the market, it is great for the industry. What I have referred to as the cronyism that has existed in this industry for far too long has finally come uncovered and addressed.

For a new entrant company like Quanta that is a great thing. The additional transparency, the open playing field, and the freedom for us to get business on a fair and equitable basis from a major broker exists today, when it didn't exist in the past. So the fact that Spitzer has uncovered all that and exposed it and addressed it is terrific for a company like Quanta.

The downside, which is only short-term, is that it has also sent those same major brokers into a state of disarray. You can imagine what is going on at
Marsh in the middle of all this, or at Aon or at Willis and so on. They are losing people. People are worried about their jobs, and they are not paying attention as Deirdre mentioned to their customers and their day-to-day business.
That translates to us into a certain amount of disarray.

It's hard to -- for example, in our environmental business we used to enjoy a great relationship with Marsh. I think we still enjoy a very good relationship with Marsh, but they are not as effective at producing environmental business to us today as they have been in the past. So we have had to adjust and seek alternative sources for environmental insurance business.

So I would say long-term it's great. Short-term it's been a bit dysfunctional.
But we're starting to see now that that is beginning to smooth out, it is beginning to calm down. Marsh has settled. Willis has settled. Aon has settled, and you're seeing some (indiscernible). I'm not sure the second part of your question in terms of Lloyd's I completely understood.

Unidentified Audience Member: In the first-quarter results Aon essentially said that their discussion at Lloyd's for underwriters to stop paying certain fees for services that they receive from brokers. Obviously the brokers were charging
$10 for every $1.00 of service. So I was wondering if that going away is going to have a benefit to (multiple speakers).

Tobey Russ: That's a very interesting question. I won't go into the significant dollar contribution the contingency fees meant to the brokerage community. But it was obviously enormous. So it completely changes their business model, and they're trying to recover or recapture a portion of those fees by simply charging now what is a disclosed amount of money to insurance companies for services that they provide.

I will say that they are not having or getting much traction on that point.
There is not a lot of sympathy on the insurance companies' side to pay those additional fees. So I don't see it necessarily increasing the expenses of an insurance company. I see it quite frankly forcing the broker to address his business model and deal with the real tough issues that it's got to address.
Because if they can't get it from the insurance side, they've got to get it from the client; and I don't think they are getting a lot of sympathy from the client either.

So that will sort itself out over time. I won't predict where it's going to go, but I don't think it is going to result necessarily in increased expense ratios to us.

Are there any other questions? Well, if not, I would like to thank you very, very much for taking the time to be here; and again for the people on the webcast for giving us their time and attention. It was a real pleasure to have this opportunity, and we look forward to doing this again in the future. Thank you.